                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                November 26, 2001

                           --------------------------

                             BCT INTERNATIONAL, INC.

                     ---------------------------------------
             (Exact name of registrant as specified in its charter)

            DELAWARE                       0-10823             22-2358849
       -----------------                ------------          ------------
(State or other jurisdiction          (Commission File      (I.R.S. Employer
         of incorporation)                  Number)        Identification No.)

                         3000 N.E. 30th Place, 5th Floor
                         Fort Lauderdale, Florida 33306
                   ------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (954) 563-1224
                             ----------------------
               (registrant's telephone number including area code)

Item 5. Other Events

         On November 26, 2001, the Board of Directors of BCT International, Inc. ("BCTI") approved a definitive merger agreement pursuant to which BCTI will be acquired by Phoenix Group of Florida, Inc. ("Phoenix") which is owned by William
A. Wilkerson, the Company's Chairman and Chief Executive Officer. Phoenix, together with its affiliates, including Mr. Wilkerson and our Director and Senior Executive Vice President Henry A. Johnson, (the "Acquisition Group"), owns approximately 53.9% of BCTI's issued and outstanding common stock. Under the merger agreement each stockholder, other than the members of the Acquisition Group, will receive in cash $1.13 per share of common stock owned.

         We entered into the merger agreement following Board of Directors approval based in part upon the unanimous recommendation of a special committee comprised of non-management directors of BCTI. The special committee has received an opinion from Capitalink, L.C. that the price of $1.13 per share is fair from a financial point of view to the stockholders other than the Acquisition Group.

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         Notwithstanding its recommendation and consistent with the terms of the merger agreement, if the special committee concludes that the failure to provide information to, or engage in discussions with, and other parties interested in a possible acquisition of BCTI would be inconsistent with its fiduciary duties to our stockholders, the special committee may provide information to, and engage in discussions and negotiations with such interested parties. Under specified circumstances, we have the right to terminate the merger agreement and to enter into an agreement with a party proposing a competing transaction. The
Acquisition Group possesses sufficient voting power to approve the transaction contemplated by the merger agreement and to approve or disapprove any competing transaction approved by the special committee.

         Completion of the merger is subject to customary closing conditions, including stockholder approval. The merger agreement does not include a financing contingency. Stockholder approval will be solicited by means of a proxy statement, which will be mailed by BCTI to stockholders upon completion of the required Securities and Exchange Commission filing and review process.

         The foregoing is merely a summary of certain of the terms of the merger agreement and does not purport to be a complete statement of the terms, conditions or provisions of the agreement. A copy of the merger agreement is included as Exhibit 2.1 to this report.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            BCT INTERNATIONAL, INC.


December 11, 2001                           By: /s/ Michael R. Hull
                                                -----------------------------
                                                Michael R. Hull, Vice President
                                                 and Chief Financial Officer









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EXHIBIT INDEX

EXHIBIT                 DESCRIPTION
-------                 -----------

2.1 Agreement and Plan of Merger among BCT International, Inc., Phoenix Group of Florida, Inc., Phoenix Acquisition Corp., and William A. Wilkerson dated as of August 9, 2001.